UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 27, 2018

HELIOS AND MATHESON ANALYTICS INC.

(Exact name of Registrant as specified in charter)

Delaware	0-22945	13-3169913
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Empire State Building

350 5th Avenue

New York, New York 10118

(Address of principal executive offices)

Registrant’s telephone number, including area code: (212) 979-8228

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2 below).

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13(e)-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Demand Note

On July 27, 2018, the Company issued a demand note (the “Demand Note”) to the Holder in the principal amount of $6,200,000, which includes $5.0 million in cash borrowed by the Company from the Holder and $1.2 million of original issue discount. No additional interest will accrue under the Demand Note aside from any Late Charges (as defined in the Demand Note) upon the failure to pay outstanding amounts under the Demand Note. The Holder may make a demand for full payment of the Demand Note from and after (x) with respect to up to $3,100,000 of the principal outstanding under the Demand Note (the “Initial Principal”), August 1, 2018 or (y) with respect to any other amounts then outstanding under the Demand Note, August 5, 2018. Upon demand, the Company is also required to pay to the Holder any sum required to cover the costs and expenses incurred by the Holder in connection with the drafting and negotiation of the Demand Note as well as all costs and expenses of any enforcement or collection of the Demand Note, including, without limitation, reasonable attorneys’ fees, expenses and disbursements. All proceeds received by the Company on or after July 31, 2018 from sales of common stock under its outstanding at-the-market offering (the “ATM Offering”) pursuant to the Equity Distribution Agreement, dated as of April 18, 2018 (the “Equity Distribution Agreement”) between the Company and Canaccord Genuity LLC, must be applied against any Initial Principal until no Initial Principal remains outstanding, and thereafter, against any remaining amounts due under the Demand Note. The Demand Note’s principal, together with accrued and unpaid Late Charges may be prepaid by the Company without penalty. With the agreement of the Holder, principal and accrued and unpaid Late Charges on the Demand Note may be applied to all, or any part, of the purchase price of securities to be issued upon the consummation, after July 27, 2018, of an offering of securities by the Company to the Holder. Any amount of principal or other amounts due which is not paid when due (a “Payment Default”) will result in a late charge being incurred and payable by the Company to the Holder in an amount equal to interest on such amount as the rate of 15% per year from the date such amount was due until the same is paid in full. If a Payment Default remains outstanding for a period of 48 hours, Holder may require the Company to redeem all or a portion of the Demand Note at a redemption price of 130%.

The $5.0 million cash proceeds received from the Demand Note will be used by the Company to pay the Company’s merchant and fulfillment processors. If the Company is unable to make required payments to its merchant and fulfillment processors, the merchant and fulfillment processors may cease processing payments for MoviePass, Inc. (“MoviePass”), which would cause a MoviePass service interruption. Such a service interruption occurred on July 26, 2018. Such service interruptions could have a material adverse effect on MoviePass' ability to retain its subscribers. This would have an adverse effect on the Company’s financial position and results of operations.

MoviePass will execute a guaranty (the “MoviePass Demand Note Guaranty”) pursuant to which MoviePass guarantees the punctual payment of the Demand Note, including, without limitation, all principal, interest and other amounts that accrue after the commencement of any insolvency proceeding of the Company or MoviePass, whether or not the payment of such interest and/or other amounts are enforceable or are allowable and agrees to pay any and all costs and expenses (including counsel fees and expenses) incurred by the Holder in enforcing any rights under the MoviePass Demand Note Guaranty or the Demand Note.

The above discussion does not purport to be a complete description of the Demand Note described in this Current Report on Form 8-K (this “Current Report”) and it is qualified in its entirety by reference to the full text of the Form of Demand Note, which is attached as an exhibit to this Current Report and is incorporated herein by reference.

1

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Current Report regarding the Note is hereby incorporated by reference into this Item 2.03.

This Current Report does not constitute an offer to sell or the solicitation of an offer to buy our common stock, nor will there be any sale of our common stock in any state or other jurisdiction in which such offer, solicitation or sale is not permitted. A final prospectus supplement dated April 18, 2018 and accompanying prospectus relating to the offering of common stock pursuant to the Equity Distribution Agreement with Canaccord Genuity LLC has been filed with the SEC and is available for free on the SEC’s website at www.sec.gov.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
4.1*	Demand Promissory Note.

* filed herewith

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 27, 2018

HELIOS AND MATHESON ANALYTICS INC.

By:	/s/ Theodore Farnsworth
Name:	Theodore Farnsworth
Title:	Chief Executive Officer

3